SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 29, 2013 (April 29, 2013)

NEW YORK MORTGAGE TRUST, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-32216	47-0934168
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue

New York, New York 10016

(Address and zip code of

principal executive offices)

Registrant’s telephone number, including area code: (212) 792-0107

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.          Results of Operations and Financial Condition.

The information contained in this Item 2.02 of Current Report on Form 8-K (including Exhibit 99.1 attached hereto) is being furnished by New York Mortgage Trust, Inc. (the “Company,” “we,” “us,” or “our”) pursuant to Item 7.01 of Form 8-K in satisfaction of the public disclosure requirements of Regulation FD and Item 2.02 of Form 8-K, insofar as they disclose preliminary select financial information and estimates regarding the Company’s results of operations or financial condition for the three months ended March 31, 2013.

On April 29, 2013, the Company issued a press release announcing preliminary select financial information and estimates for the three months ended March 31, 2013. A copy of the press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

In accordance with General Instructions B.2 and B.6 of Form 8-K, the information included in this Current Report on Form 8-K (including Exhibit 99.1 hereto), shall not be deemed “filed” for the purposes of Section 18 of the Securities Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 7.01.          Regulation FD Disclosure.

The disclosure contained in Item 2.02 is incorporated herein by reference.

Item 8.01.          Other Events.

Multi-Family CMBS Transaction

On April 29, 2013, the Company announced that it expects to purchase in May 2013 the first loss principal only security and certain interest only securities issued by a Freddie Mac-sponsored multi-family loan securitization for an aggregate purchase price of approximately $40 million. The purchase of these assets is pending. As a result, there can be no assurance that the Company will complete the purchase of these assets during the expected period, if at all.

Risk Factor Disclosure Update

The Company is also supplementing its risk factor disclosure included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 as follows:

We have made, and may continue to make, investments in distressed securities.

Our current portfolio includes distressed residential mortgage loans consisting primarily of a pool of distressed residential mortgage loans acquired during the fourth quarter of 2012 that are managed by Headlands. We have in the past invested in pools of distressed residential mortgage loans that are externally sourced and managed by Headlands. We may continue to make investments in distressed mortgage loans and securities when we believe that that the discount at which we can obtain such loans and securities will provide us with adequate credit protection or an opportunity to modify such loans and securities and achieve an attractive yield. However, distressed mortgage loans and securities sell at a discount because they may constitute riskier investments than those selling at or above par value. A loan may be distressed because a borrower may have defaulted thereupon or because the loan may otherwise contain credit quality that is considered to be poor, while a mortgage-backed security may be distressed because the loans underlying such security have defaulted or have poor credit quality. The likelihood of full recovery of a distressed loan's principal and contractual interest, or recovery of the face value of distressed mortgage-backed securities, is less than that for loans or securities trading at or above par value. Although we typically expect to receive less than the principal amount or face value of the distressed loans or securities that we purchase, the return that we in fact receive thereupon may be less than our investment in such loans or securities due to the failure of the loans, or the loans underlying the securities, to perform or re-perform. An economic downturn would exacerbate the risks of the recovery either of the full value of the loan or security, or the cost of our investment therein.

We may make investments in jumbo mortgage loans, or in non-Agency mortgage backed securities representing interests therein, which makes us particularly vulnerable to a downturn in high-end real estate values.

We may invest in jumbo mortgage loans or in non-Agency RMBS that are backed by jumbo mortgage loans. The Federal Housing Administration, Fannie Mae and Freddie Mac will only purchase or guarantee so-called “conforming” mortgage loans, which may not exceed certain principal amount thresholds. Jumbo mortgage loans have principal balances exceeding the thresholds of the agencies described above, and tend to be less liquid than conforming mortgage loans. Due to macroeconomic conditions, jumbo mortgage loans have, in recent periods, experienced increased rates of delinquency, foreclosure, bankruptcy and loss compared with conforming mortgage loans, and they are likely to continue to experience delinquency, foreclosure, bankruptcy and loss rates that are higher, and that may be substantially higher, than those for conforming mortgage loans. If we choose to invest in jumbo mortgage loans, or in non-Agency RMBS representing interests therein, and the United States or the geographic regions in which these jumbo loans are orginated experience an economic downtown, liquidity in the capital markets for such jumbo mortgage loans could be diminished, the value of jumbo mortgage loans generally and the demand therefor may decrease and we could be faced with losses on any jumbo mortgage loans that we own, whether individually or which underlie our non-Agency RMBS, and/or an inability to dispose of such assets, which in turn may decrease the value of your investment in our securities.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits. The following exhibit is being furnished herewith this Current Report on Form 8-K.

  99.1          Press Release dated April 29, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEW YORK MORTGAGE TRUST, INC. (Registrant)

Date: April 29, 2013	By:	/s/ Steven R. Mumma
Steven R. Mumma
Chief Executive Officer and President